PennantPark Floating Rate Capital Ltd. Upsizes Credit Facility to $350 Million

NEW YORK, NY -- (Marketwired - October 19, 2015) - PennantPark Floating Rate Capital Ltd. (NASDAQ: PFLT) announced that on October 16, 2015, it increased the size of its Credit Facility from $290 million to $350 million. All other terms remain unchanged including our interest rate at LIBOR plus 200 basis points. SunTrust Robinson Humphrey, Inc. and Capital One, N.A. are joint lead arrangers in connection with the Credit Facility.

"We are pleased to have upsized our Credit Facility and it nicely complements our permanent equity base, which increased after our acquisition of MCG Capital Corporation. We are delighted to have received strong support from existing lenders and welcome the new relationships who have joined our growing list of lending partners," said Chairman and Chief Executive Officer Arthur H. Penn.

The Credit Facility is secured by all of the assets held by PennantPark Floating Rate Funding I, LLC, a wholly-owned subsidiary of the Company, and includes customary covenants, including minimum asset coverage and minimum equity requirements.

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market private companies in the form of floating rate senior secured loans. From time to time, the Company may also invest in mezzanine debt and equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

CONTACT:
Aviv Efrat
PennantPark Floating Rate Capital Ltd.
Reception: (212) 905-1000
www.pennantpark.com